FIRST INVESTORS TAX EXEMPT FUNDS

 SUBADVISORY AGREEMENT
Agreement made as of the 31st day of January 2018, by and among FORESTERS INVESTMENT MANAGEMENT COMPANY, INC. (formerly First Investors Management Company, Inc.), a New York corporation (the “Adviser”), GREEN SQUARE CAPITAL ADVISORS, LLC, a Delaware limited liability company (the “Subadviser”), and FIRST INVESTORS TAX EXEMPT FUNDS, a Delaware business trust (the “Trust”).
W I T N E S S E T H:
WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated January 19, 2011 (the “Advisory Agreement”) with the Trust, pursuant to which the Adviser acts as investment adviser of each Series of the Trust (the “Series”); and
WHEREAS, the Adviser and the Trust desire to retain the Subadviser to provide investment advisory services to First Investors Tax Exempt Income Fund and First Investors Tax Exempt Opportunities Fund, each a series of the Trust, and the Subadviser is willing to render such investment advisory services (hereinafter, “Series” shall refer to the Series of the Trust which are subject to this Agreement).
NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:
    1. Subadviser's Duties.
(a)        Portfolio Management.  Subject to supervision by the Adviser and the Trust’s Board of Trustees (the “Board”), the Subadviser shall manage the investment operations and such portion of the assets of the Series as the Adviser and the Trust shall agree upon from time to time, which is allocated to it from time to time by the Adviser (which portion can include any or all of the Series' assets) (the “Allocated Assets”), including the purchase, retention and disposition thereof, in accordance with that Series' investment objectives, policies and restrictions applicable to the Allocated Assets, and as further set forth in any written investment guidelines provided to the Subadviser from time to time by the Adviser, and subject to the following understandings:
(i)     Investment Decisions.  The Subadviser shall determine from time to time, with respect to the Allocated Assets, what investments and securities will be purchased, retained, sold or loaned by the Series, and what portion of such Allocated Assets will be invested or held uninvested as cash.
(ii)     Investment Limits.  In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity, with respect to the Allocated Assets, with applicable limits and requirements, as amended from time to time, as set forth in  (A) any written investment guidelines provided to the Subadviser from time to time by the Adviser, (B) the Trust’s Trust Instrument By-Laws, each as amended and restated from time to time, and the Prospectus and Statement of Additional Information applicable to the Series, (C) instructions and directions of the Adviser and of the Board, (D) the Trusts’ compliance procedures and other policies, procedures or guidelines applicable to the Allocated Assets as the Board or the Adviser may establish from time to time and as provided to Subadviser in writing, and (E) requirements of the Investment Company Act of 1940, as amended (the “1940 Act”) and Investment Advisers Act of 1940, as amended, and the rules under each, the Internal Revenue Code of 1986, as amended, as applicable to the Allocated Assets and the Subadviser’s responsibilities hereunder, and all other applicable federal and state laws and regulations.
(iii)     Portfolio Transactions.  With respect to the securities and other investments to be purchased or sold for the Allocated Assets, the Subadviser shall place orders with or through such persons, brokers, dealers or futures commission merchants (including, but not limited to, broker-dealers which are affiliated with the Adviser) selected by the Subadviser, provided, however, that such orders shall (A) be consistent with the brokerage policy set forth in the Prospectus and Statement of Additional Information applicable to the Series, or approved by the Trust’s Board of Trustees, (B) conform with federal securities laws, and (C) be consistent with seeking to secure the most favorable price and efficient execution.  Within the framework of this policy, the Subadviser may consider the research, investment information and other services provided by, and the financial responsibility of, brokers, dealers or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which the Subadviser's other clients may be a party in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended.  To the extent permitted by law, and consistent with its obligation to seek best execution, Subadviser may execute transactions or pay a broker-dealer a commission, spread or markup in excess of that which another broker-dealer might have charged for executing a transaction provided that Subadviser determines, in good faith, that the execution is appropriate or the commission, spread or markup is reasonable in relation to the value of the brokerage and/or research services provided, viewed in terms of either that particular transaction or Subadviser’s overall responsibilities with respect to the Series and other clients for which it acts as subadviser.
Subject to the foregoing requirements, including seeking to secure the most favorable price and efficient execution, the Adviser shall have the right to request that transactions giving rise to brokerage commissions, in an amount to be agreed upon by the Adviser and the Subadviser, shall be executed by brokers and dealers that provide brokerage or research services to the Adviser, or as to which an on-going relationship will be of value to the Series in the management of their assets, which services and relationship may, but need not, be of direct benefit to the Series.
On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Allocated Assets as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.
(iv)     Records and Reports.  The Subadviser shall maintain such books and records required by Rule 31a-1 under the 1940 Act as shall be agreed upon from time to time by the parties hereto, and shall render to the Trust’s Board of Trustees such periodic and special reports as the Board of Trustees may reasonably request.  The Subadviser, at its expense, will make available to the Board and the Adviser, at reasonable times, its portfolio managers and other appropriate personnel to review the investment policies of the Series with respect to the Allocated Assets, and to consult with the Board and the Adviser regarding the investment affairs of the Series, with respect to the Allocated Assets, including economic, statistical and investment matters relevant to the Subadviser’s duties hereunder.
(v)     Transaction Reports.  The Subadviser shall provide the Adviser on each business day with information relating to all transactions with respect to the Allocated Assets.
(vi)    Trust Policies.  The Subadviser will comply with all policies and procedures of the Trusts with respect to the Allocated Assets, including the portfolio holdings information policy.
(vii)   Valuation.  In accordance with procedures and methods established by the Board, which may be amended from time to time, the Subadviser will provide assistance to the Adviser in determining the fair value of all securities and other investments owned by the Series and part of the Allocated Assets and use reasonable efforts to arrange for the provision of valuation information or prices from parties independent of the Subadviser with respect to the securities or other investments owned by the Series and part of the allocated Assets for which market prices are not readily available.  The Subadviser will monitor the securities and other investments owned by the Series, and part of the Allocated Assets, for potential significant events that could affect their values and notify the Adviser when, in its opinion, a significant event has occurred that may not be reflected in the market values of such securities.
(vii)   Compliance Matters.  The Subadviser, at its expense, will provide the Adviser with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time.  The Subadviser also shall: (i) cooperate with and provide reasonable assistance to the Adviser, the Trusts’ administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Series, the Trust and the Adviser; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Series, the Trust and the Adviser; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.
(viii)  Proxy Voting.  If and as requested by the Adviser, the Subadviser will vote proxies solicited by or with respect to the issuers of securities in which Allocated Assets may be invested from time to time in accordance with the Subadviser’s proxy voting policies and procedures, as approved by the Board.
(ix)    Consultation with Other Subadvisers.  The Subadviser agrees that it will not consult with any other Subadviser for either Trust or Series concerning any transaction by the Series in securities or other assets.
(b)       Subadviser's Directors, Officers and Employees.  Services to be furnished by the Subadviser under this Agreement may be furnished through any of its members, directors, officers or employees in the discretion of the Subadviser.  The Subadviser will notify the Adviser and the Trust (i) of any change of control of the Subadviser prior to such change, (ii) of any change in the portfolio managers of the Series prior to or immediately after such change, it being understood that the Trust is required to file a supplement to its registration statement in the event that the portfolio manager(s) of the Series change, and (iii) of any material changes in the key personnel who are senior management of the Subadviser prior to or immediately after such change.
(c)       Maintenance of Records.  The Subadviser shall timely furnish to the Adviser all information relating to the Subadviser's services hereunder which are needed by the Adviser to maintain the books and records of the Series required by Rule 31a-1 under the 1940 Act.  The

Subadviser agrees that all records which it maintains for the Series are the property of the  Trust and the Subadviser will surrender promptly to the Trust any of such records upon the Trust’s request; provided, however, that the Subadviser may retain a copy of such records.  The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.
(d)       Fidelity Bond, Errors & Omissions Policy and Compliance Program.  The Subadviser will provide the Trust with reasonable evidence that, with respect to its activities on behalf of the Trust and/or the Series, the Subadviser (i) is maintaining adequate fidelity bond insurance and errors & omissions insurance, (ii) has adopted a compliance program that meets the requirements of the federal securities laws, including all required codes of ethics, and (iii) has designated a Chief Compliance Officer in accordance with the requirements of the federal securities laws.  The Subadviser shall also make such compliance reports and certifications as are reasonably required by the Trusts’ compliance program.
(e)       Cyber-Security and Business Continuity.  The Subadviser represents and warrants that it has policies and procedures reasonably designed to detect, prevent and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures.  Further, the Subadviser agrees that it will promptly notify the Adviser of any cybersecurity breach which materially and directly affects the Series impairs the ability of the Subadviser to perform its duties under this Agreement.  The Subadviser further represents and warrants that it has established a disaster recovery and business continuity program that is reasonably designed to  ensure the continuity of the Subadviser’s business in the event of a disruption or natural disaster.
2.     Adviser's Duties.  The Adviser shall continue to have responsibility for all other services to be provided to the Trust and the Series pursuant to the Advisory Agreement and shall oversee and review the Subadviser's performance of its duties under this Agreement.
3.     Documents Provided to the Subadviser.  The Adviser has or will deliver to the Subadviser current copies and supplements thereto of each of the following documents, and will deliver to it all future amendments and supplements, if any:
(a)     the Certificate of Trust of the Trust;
(b)     the By-Laws of the Trust;
(c)     certified resolutions of the Board authorizing the appointment of the Adviser and the Subadviser and approving the form of this Agreement;
(d)     the Trust's Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, as amended (“1933 Act”), pertaining to the Series, as filed with the Securities and Exchange Commission; and
(e)     the Prospectus and Statement of Additional Information pertaining to the Series.
4.     Compensation of the Subadviser.  For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay to the Subadviser, effective from the date of this Agreement, a fee which is computed daily and paid monthly at the annual rate set forth in the attached Schedule A. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such month bears to the full month in which such effectiveness or termination occurs.
The Subadviser agrees that it will discuss with the Adviser lowering the fee rate charged pursuant to this Agreement to a fee rate mutually agreed upon between the Adviser and the Subadviser if, in the future, the Subadviser charges a lower fee rate for an account that is a registered open-end fund and, with respect to the assets of such fund managed by the Subadviser, has comparable investment objectives to the Allocated Assets.
5.     Liability of the Subadviser.  The Subadviser agrees to perform faithfully the services required to be rendered to the Trust and the Series under this Agreement, but nothing herein contained shall make the Subadviser or any of its officers, partners or employees liable for any loss sustained by the Trust or its officers, Trustees or shareholders or any other person on account of the services which the Subadviser may render or fail to render under this Agreement; provided, however, that nothing herein shall protect the Subadviser against liability to the Trust, or to any of the Series' shareholders, to which the Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.  Nothing in this Agreement shall protect the Subadviser from any liabilities which it may have under the 1933 Act or the 1940 Act.
6.     Duration and Termination.  This Agreement shall become effective upon the date hereinabove written, provided that this Agreement shall not take effect until approved by the Board and the shareholders of the Series, but only to the extent such approval is required by the 1940 Act and any rules, exemptive orders and/or no-action letters, thereunder.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the initial effective date of this Agreement with respect to First Investors Tax Exempt Income Fund and Tax Exempt Opportunities Fund and, with respect to any other Series, for a period of more than two years from the initial effective date with respect to such Series only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated at any time with respect to the Series, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Series, or by the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other parties. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement.
7.     Commodity Exchange Act.  The Subadviser hereby represents and warrants that to the best of its knowledge and belief, it is not currently required to be registered with the Commodity Futures Trading Commission (“CFTC”) as a commodity trading adviser solely with respect to the Subadviser’s investment advisory services to the Series.  The Subadviser further represents and warrants that it:
(a)     will cause the Allocated Assets, taken as a whole, to comply with the trading limitations in CFTC Regulation 4.5; and
(b)     will promptly notify the Adviser if it is reasonably likely that the Allocated Assets, taken as a whole, will not comply with such trading limitations.
8.     Subadviser's Services are Not Exclusive.  Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's partners, officers or employees who may also be a Trustee, officer or employee of a Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The  Subadviser agrees not to manage the assets of any non-affiliated third party U.S. domiciled investment company that has investment objectives and policies substantially similar to the investment objectives and policies employed by the Subadviser with respect to the Allocated Assets without first providing written notice of such activity to the Adviser.
9.     References to the Subadviser.   During the term of this Agreement, the Adviser agrees to furnish to the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to sales personnel, shareholders of the Series or the public, which refer to the Subadviser or its clients in any way.
10.   Amendments.  This Agreement may be amended by mutual consent, subject to approval by the Board and the Series' shareholders to the extent required by the 1940 Act.
11.   Governing Law.  This Agreement shall be governed by the laws of the State of New York.
12.   Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.
13.   Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
14.   The 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
15.   Headings.  The headings in this Agreement are intended solely as a convenience, and are not intended to modify any other provision herein.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

FORESTERS INVESTMENT MANAGEMENT
Attest:	COMPANY, INC.

By:
Name: Carol Lerner Brown	Name: Clark Wagner
Title: Secretary	Title: President

Attest:	GREEN SQUARE CAPITAL ADVISORS, LLC

By:
Name:	Name: Timothy M. Pynchon
Title:	Title: Managing Partner

Attest:	FIRST INVESTORS TAX EXEMPT FUNDS

By:
Name: Mary C. Carty	Name: Clark Wagner
Title: Secretary	Title: President

SCHEDULE A*

The fee paid to the Subadviser under this Agreement for managing portions of the assets of the First Investors Tax Exempt Income Fund and Tax Exempt Opportunities Fund, each a series of First Investors Tax Exempt Funds, allocated to it by the Adviser shall be calculated daily and paid monthly.  The fee shall be computed in the following manner.

1.
The average daily net assets of First Investors Tax Exempt Income Fund shall be aggregated with the average net assets of First Investors Tax Exempt Opportunities Fund that are being managed by the Subadviser;

2.	A blended fee shall then be computed on the sum as if the two Series were combined using the following schedule:

Subadvisory Fees as % of Average Daily Net Assets

0.40%

3.
The fee payable under this Agreement with respect to each Series shall then be computed by multiplying the blended fee by the ratio of the average daily net assets of each Series to the sum of the average daily net assets of both Series that are being managed by the Subadviser.

* The Subadviser is compensated based on the assets it manages.  To the extent any portion of a the Allocated Assets’ cash balance is managed by the Adviser or by a different subadvisor, it will be excluded from the daily net assets of the Allocated Assets for purposes of calculating the subadvisory fee.